Exhibit 99.1

Hawthorn Bancshares Announces Results of 2017 Annual Meeting

JEFFERSON CITY, MO. — June 7, 2017 — The Board of Directors of Hawthorn Bancshares, Inc. (NASDAQ: HWBK) announced that at the Company’s June 6, 2017 Annual Meeting of Shareholders, Kathleen L. Bruegenhemke was elected as a Class I director and Philip D. Freeman was re-elected as a Class I director to serve three-year terms expiring 2020.

Ms. Bruegenhemke has served as a director since March 2017 and is Chief Operating Officer of Hawthorn Bank.  Mr. Freeman has served as director since 1993 and is currently owner of Freeman Properties JCMO, LLC.

Other members of the 5 member board include Frank E. Burkhead, Kevin L. Riley and David T. Turner.  The Company’s advisory directorate is composed of Charles G. Dudenhoeffer, Jr., David R. Goller, James R. Loyd, Julius F. Wall and Dr. Gus S. Wetzel, II.

Shareholders approved ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017 and they approved a nonbinding resolution concerning compensation paid to the Company’s executives.

Shareholders also defeated a shareholder proposal to require that the responsibilities of the Chairman of the Board of Directors be separated from the responsibilities of the Chief Executive Officer.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City, Missouri with additional Missouri locations in Lee's Summit, Springfield, Branson, Independence, Liberty, Columbia, Clinton, Windsor, Osceola, Warsaw, Belton, Drexel, Harrisonville, California, and St. Robert.

Contact:

Bruce Phelps

Chief Financial Officer

TEL: 573.761.6100   FAX: 573.761.6272

www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended.  It is important to note that actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.